Exhibit 99.1

         Group 1 Automotive Reports Double-Digit Increases in
                 Revenues and EPS for Second Quarter;

              Record Revenues and Net Income for Second
                    Quarter and Six Months of 2003


    HOUSTON--(BUSINESS WIRE)--July 31, 2003--Group 1 Automotive, Inc. (NYSE:GPI), a Fortune 500 specialty retailer, today reported record second-quarter net income of $20.0 million, or $0.86 per diluted share, on record revenues of $1.1 billion for the three months ended June 30, 2003.
    "Our solid second-quarter performance demonstrates the flexibility of our business model," said B.B. Hollingsworth Jr., Group 1's chairman, president and chief executive officer. "Facing a slightly less robust automobile retail environment, we dealt with declining vehicle sales and delivered earnings growth and gross margin expansion. This quarter's performance keeps us on track to achieve our goal of growing earnings per share for the sixth consecutive year."

    Second-Quarter Highlights:

    --  Diluted EPS increased 10.3 percent to $0.86

    --  Revenues increased 11.1 percent to $1.1 billion

    --  Parts & service revenues increased 21.7 percent

    --  Gross margin expanded to 16.0 percent vs. 15.6 percent



               Summary Results of Operations (Unaudited)
                (In millions, except per share amounts)

                               Three Months Ended   Six Months Ended
                                    June 30,            June 30,
                               ------------------- -------------------
                                 2003      2002      2003      2002
                               --------- --------- --------- ---------
 Revenues                      $1,147.9  $1,033.1  $2,177.7  $1,979.2
 Gross Profit                    $184.2    $160.8    $353.7    $312.3
 Income from Operations           $40.3     $37.2     $71.7     $69.0
 Net Income                       $20.0     $19.1     $34.8     $34.6
 Diluted Earnings per Share       $0.86     $0.78     $1.50     $1.42



    Results for the Second Quarter

    During the second quarter, revenues grew 11.1 percent to $1.1 billion from $1.0 billion during the same period last year. As the overall automobile market declined, same store revenues fell 5.1 percent, compared with a 1.3 percent decline in the second quarter of 2002. Revenues contributed by dealerships acquired by the company during 2002 and 2003 offset this decline.
    New vehicle retail sales expanded 12.7 percent, on a unit sales increase of 8.4 percent. Used vehicle retail sales rose 0.1 percent, with retail unit sales 0.3 percent lower. Parts and service and finance and insurance revenues grew 21.7 percent and 18.2 percent, respectively.
    Gross margin for the quarter increased to 16.0 percent compared with 15.6 percent during the year-ago period, as revenues increased in each category and the company benefited from rapid growth in its higher-margin parts and service, and finance and insurance businesses. Income from operations was $40.3 million versus $37.2 million, an 8.4 percent increase. Operating margin was 3.5 percent compared with 3.6 percent during the year-ago period.
    Net income increased 4.4 percent to $20.0 million from $19.1 million, and diluted average shares outstanding decreased 5.0 percent to 23.3 million. Diluted earnings per share grew 10.3 percent to $0.86 from $0.78 a year ago.
    Hollingsworth noted that from a brand standpoint Lexus, Infiniti and Honda were among the strongest performers. "We had outstanding performances from our Los Angeles and Boston platforms," he added.

    Solid Performance for Six Months

    For the first six months of 2003, revenues reached $2.2 billion, a
10.0 percent increase from $2.0 billion for the same period last year. Same store revenues fell 6.4 percent, compared with a 0.7 percent decline in the first six months of 2002.
    New vehicle revenues grew 10.2 percent on a 7.6 percent increase in unit sales. Used vehicle retail revenues rose 1.7 percent on a retail unit sales increase of 0.3 percent. Parts and service and finance and insurance revenues grew 21.5 percent and 18.0 percent, respectively. Diluted earnings per share increased 5.6 percent to $1.50 on net income of $34.8 million, compared with $1.42 per diluted share on net income of $34.6 million, for the first six months of 2002.
    Year-to-date gross margin increased to 16.2 percent compared with
15.8 percent in the 2002 period. The shift in merchandising mix that impacted gross margin in the second quarter had a similar effect on the six-month period. Income from operations rose 3.9 percent to $71.7 million from $69.0 million, and the operating margin contracted to 3.3 percent compared with 3.5 percent last year.

    Recent Developments

    Group 1 also reported that in July 2003 its Dallas platform completed a market consolidation in conjunction with DaimlerChysler's Alpha Initiative. The transaction resulted in the consolidation of three dealerships consisting of four franchises into one 100,000 square foot dealership housing Dodge, Chrysler and Jeep franchises. This initiative is expected to result in improved operating leverage and increased sales in the company's Dallas operations.

    Management's Outlook

    Group 1 expects a solid vehicle market for the balance of 2003, although volatile at times and less robust than 2002. Based on recent financial performance and excluding the impact of the recently announced debt offering, the company confirmed its previously announced range of diluted earnings per share guidance for 2003 of $3.10 to $3.30. The impact of the proposed debt offering will depend on its terms and timing of subsequent funding of investments. Based on current market conditions and the net funds raised in the proposed offering being temporarily used to pay down short-term debt, the offering would reduce 2003 diluted earnings per share by approximately $0.10. Earnings-per-share growth is expected to emanate from a combination of dealership performance and acquisitions, as well as common stock repurchases, as warranted. During the last 12 months, Group 1 repurchased 1.1 million shares of its common stock at an average price of $23.83. As of June 30, 2003, the company had remaining board authorization to repurchase $22.5 million of its common stock.
    Group 1 continues to seek additional strategic tuck-in acquisitions to augment its current markets, as well as platform acquisitions to enter new markets, targeting to add dealerships with aggregate annual revenues of approximately $800 million. Year to date the company has acquired three franchises with estimated annual revenues of $131.2 million. Hollingsworth stated, "Group 1's stable cash flow from operations, combined with one of the strongest balance sheets in the industry, allows us to take advantage of opportunities to make investments that enhance shareholder value."

    Second-Quarter Conference Call

    Group 1 will hold a conference call to discuss the second-quarter results at 11 a.m. ET on Thursday, July 31, 2003. The call can be accessed live and will be available for replay over the Internet at www.vcall.com, or through Group 1's website, www.group1auto.com, for 30 days.

    About Group 1 Automotive, Inc.

    Group 1 currently owns 71 automotive dealerships comprised of 112 franchises, 29 brands, and 25 collision service centers located in California, Colorado, Florida, Georgia, Louisiana, Massachusetts, New Mexico, Oklahoma and Texas. Through its dealerships and Internet sites, the company sells new and used cars and light trucks; arranges related financing, vehicle service and insurance contracts; provides maintenance and repair services; and sells replacement parts.

    Group 1 Automotive can be reached on the Internet at www.group1auto.com

    This press release contains "forward-looking statements" within the meaning of the Securities Act of 1933 and the Securities Exchange Act of 1934. These statements include statements regarding our plans, goals, beliefs or current expectations, including those plans, goals, beliefs and expectations of our officers and directors with respect to, among other things:

    --  earnings per share for the year ending 2003

    --  the completion of future acquisitions

    --  operating cash flows and availability of capital

    --  future stock repurchases

    -- changes in sales volumes in the new and used vehicle and parts and service markets

    -- business trends, including incentives, new vehicle sales, product cycles and interest rates

    --  ability to adjust cost structure

    --  dealership operating performance

    --  the completion of announced notes offering

    Any such forward-looking statements are not assurances of future performance and involve risks and uncertainties. Actual results may differ materially from anticipated results in the forward-looking statements for a number of reasons, including:

    -- the future economic environment, including consumer confidence, interest rates, the level of manufacturer incentives and the availability of consumer credit may affect the demand for new and used vehicles and parts and service sales

    -- the effect of adverse international developments such as war, terrorism, political conflicts or other hostilities

    -- regulatory environment, adverse legislation, or unexpected litigation

    -- our principal automobile manufacturers, especially Ford, Toyota/Lexus, GM and DaimlerChrysler, may not continue to produce or make available to us vehicles that are in high demand by our customers

    -- requirements imposed on us by our manufacturers may affect our acquisitions and capital expenditures related to our dealership facilities

    -- our dealership operations may not perform at expected levels or achieve expected improvements

    -- we may not achieve expected future cost savings and our future costs could be higher than we expected

    -- available capital resources and various debt agreements may limit our ability to complete acquisitions, complete construction of new or expanded facilities or repurchase shares

    --  our cost of financing could increase significantly

    -- new accounting standards could materially impact our reported earnings per share

    -- we may not complete additional acquisitions or the pace of acquisitions may change

    --  we may not be able to adjust our cost structure

    --  we may lose key personnel

    -- competition in our industry may impact our operations or our ability to complete acquisitions

    -- we may not achieve expected sales volumes from the franchises granted to us

    --  insurance costs could increase significantly

    -- we may not obtain inventory of new and used vehicles and parts, including imported inventory, at the cost or in the volume we expect

    This information and additional factors that could affect our operating results and performance are described in our Form 10-K, set forth under the headings "Business-Risk Factors" and "Management's Discussion and Analysis of Financial Condition and Results of Operations." We urge you to carefully consider those factors.
    All forward-looking statements attributable to us are qualified in their entirety by this cautionary statement.



                      FINANCIAL TABLES TO FOLLOW



                       Group 1 Automotive, Inc.
                       Statements of Operations
                              (Unaudited)
           (Dollars in thousands, except per share amounts)

                        Three Months Ended       Six Months Ended
                             June 30,                June 30,
                      ----------------------- -----------------------
                         2003        2002        2003        2002
                      ----------- ----------- ----------- -----------
REVENUES:
New vehicle retail
 sales                  $693,454    $615,532  $1,287,208  $1,168,055
Used vehicle retail
 sales                   230,956     230,708     456,154     448,641
Used vehicle wholesale
 sales                    65,445      56,031     126,449     107,099
Parts & service          116,279      95,511     227,392     187,202
Retail finance fees       16,184      14,361      31,363      27,772
Vehicle service
 contract fees            15,436      12,332      30,634      23,815
Other F&I revenues,
 net                      10,126       8,629      18,471      16,594
                      ----------- ----------- ----------- -----------
     Total revenues    1,147,880   1,033,104   2,177,671   1,979,178

COST OF SALES:
New vehicle retail
 sales                   641,983     568,006   1,193,012   1,077,957
Used vehicle retail
 sales                   202,782     205,046     399,840     396,517
Used vehicle wholesale
 sales                    67,660      57,458     130,459     109,821
Parts & service           51,239      41,831     100,696      82,611
                      ----------- ----------- ----------- -----------
     Total cost of
      sales              963,664     872,341   1,824,007   1,666,906
                      ----------- ----------- ----------- -----------

Gross Profit             184,216     160,763     353,664     312,272

SELLING, GENERAL AND
 ADMINISTRATIVE
 EXPENSES                140,179     120,773     275,017     237,650

DEPRECIATION AND
 AMORTIZATION EXPENSE      3,691       2,785       6,941       5,621
                      ----------- ----------- ----------- -----------

Income from operations    40,346      37,205      71,706      69,001

OTHER INCOME
 (EXPENSE):
Floorplan interest
 expense                  (6,235)     (4,342)    (11,682)     (8,732)
Other interest
 expense, net             (2,334)     (2,452)     (4,703)     (5,191)
Other expense, net           (63)        (35)        (89)       (110)
                      ----------- ----------- ----------- -----------

INCOME BEFORE INCOME
 TAXES                    31,714      30,376      55,232      54,968

PROVISION FOR INCOME
 TAXES                    11,734      11,239      20,436      20,338
                      ----------- ----------- ----------- -----------

NET INCOME               $19,980     $19,137     $34,796     $34,630
                      =========== =========== =========== ===========

Basic earnings per
 share                     $0.89       $0.83       $1.55       $1.50

Diluted earnings per
 share                     $0.86       $0.78       $1.50       $1.42

Weighted average
 shares outstanding:
     Basic            22,488,643  23,111,843  22,426,468  23,011,086
     Diluted          23,268,506  24,503,067  23,140,289  24,322,647

OTHER DATA:
Gross margin                16.0%       15.6%       16.2%       15.8%
Operating margin             3.5%        3.6%        3.3%        3.5%
Pretax income margin         2.8%        2.9%        2.5%        2.8%
Same store revenues         (5.1)%      (1.3)%      (6.4)%      (0.7)%
Manufacturer floorplan
 assistance               $6,963      $6,973     $12,813     $12,646

Retail new vehicles
 sold                     25,463      23,486      47,640      44,255
Retail used vehicles
 sold                     16,167      16,221      32,479      32,380
                      ----------- ----------- ----------- -----------
     Total retail
      sales               41,630      39,707      80,119      76,635


                       Group 1 Automotive, Inc.
                 Condensed Consolidated Balance Sheets
                        (Dollars in thousands)

                                           June 30,      December 31,
                                             2003            2002
                                        --------------- --------------
                                          (unaudited)     (audited)
ASSETS:
Current assets:
  Cash                                         $21,201        $24,333
  Contracts in transit and vehicle
   receivables                                 147,559        178,623
  Inventories                                  699,187        622,205
  Other assets                                  82,682         77,877
                                        --------------- --------------
    Total current assets                       950,629        903,038
                                        --------------- --------------

Property and equipment                         122,219        116,270
Intangible assets                              366,610        368,786
Investments and deferred costs from
 insurance and vehicle
 service contract sales                         30,076         32,637
Other assets                                     4,492          3,034
                                        --------------- --------------
    Total assets                            $1,474,026     $1,423,765
                                        =============== ==============


LIABILITIES AND STOCKHOLDERS' EQUITY:
Current liabilities:
  Floorplan notes payable                     $662,141       $652,538
  Other interest-bearing liabilities               826            997
  Accounts payable and accrued expenses        165,654        155,748
                                        --------------- --------------
    Total current liabilities                  828,621        809,283
                                        --------------- --------------

Debt                                            82,832         83,222
Other liabilities                               38,274         38,656
                                        --------------- --------------
    Total liabilities before deferred
     revenues                                  949,727        931,161
                                        --------------- --------------

Deferred revenues                               43,006         49,187
Stockholders' equity                           481,293        443,417
                                        --------------- --------------
    Total liabilities and stockholders'
     equity                                 $1,474,026     $1,423,765
                                        =============== ==============

OTHER DATA:

Working capital                               $122,008        $93,755

Current ratio                                     1.15           1.12

Long-term debt to capitalization                    15%            16%

Last 12 months return on average equity             15%            16%




    CONTACT: At Group 1:
             B.B. Hollingsworth, Jr., 713-647-5700
             or
             Scott L. Thompson, 713-647-5700
             or
             Kim Paper, 713-647-5700
             or
             At Fleishman-Hillard:
             Russell A. Johnson, 713-513-9515